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                          Independent Auditors' Consent

To the Shareholders and Board of Directors of GE Private Asset Management Funds, Inc.:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated November 13, 2002, on the statement of assets and liabilities for the GE Contra Fund, of GE Private Asset Management Funds, Inc. (the "Fund"), formerly known as Centurion Funds, Inc., as of September 30, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended and for the period from December 7, 1998 (commencement of operations) to September 30, 1999. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights and Independent Auditor" in the Prospectus and "Independent Auditor" in the Statement of Additional Information.


                                                                    KPMG LLP


New York, New York
January 24, 2003